Exhibit 10.38

Summary of Director Fees, Equity Grants, Perquisites, and Associated Other Compensation Arrangements for Non-Employee Directors

This Summary sets forth, as of February 18, 2025, director fees, equity grants, perquisites, and other personal benefits that MicroStrategy Incorporated d/b/a Strategy (“Strategy” and, collectively with its subsidiaries, the “Company”) provides to the non-employee directors (“Outside Directors”) of its Board of Directors (the “Board”).

Each Outside Director receives a quarterly fee of $25,000. Each Outside Director who is a member of the Audit Committee of the Board (the “Audit Committee”) also receives a quarterly fee of $10,000 (or $15,000 in the case of the Chair of the Audit Committee). Each Outside Director who is a member of the Compensation Committee of the Board (the “Compensation Committee”) also receives a quarterly fee of $5,000 (or $7,500 in the case of the Chair of the Compensation Committee). In order to be eligible to receive Board, Audit Committee, or Compensation Committee fees with respect to a fiscal quarter, the Outside Director must have served on the Board, Audit Committee, or Compensation Committee, as applicable, on the last day of such fiscal quarter.

Beginning in April 2021, Outside Directors have received all fees for their service on the Board in bitcoin instead of cash. The amount of Board fees payable to Outside Directors is nominally denominated in U.S. dollars. At the time of payment, the fees are converted from U.S. dollars into bitcoin by the payment processor and then deposited into the digital wallet of the applicable Outside Director.

Additionally, since May 2023, each Outside Director receives on May 31 of each year automatic annual equity awards in accordance with the terms of the Strategy 2023 Equity Incentive Plan, as amended, including (i) a stock option award to purchase shares of Strategy’s class A common stock and (ii) a restricted stock unit (“RSU”) award. Each annual stock option award and RSU award will have an aggregate fair market value of $150,000, calculated based on grant date fair value for financial reporting purposes, with each award vesting the following May 31.

Beginning on December 20, 2024, each Outside Director who is newly appointed to the Board shall automatically receive, in accordance with the terms of the Strategy 2023 Equity Incentive Plan, as amended, upon the date of such director’s initial appointment to the Board, equity awards having an aggregate fair market value (calculated based on grant date fair value for financial reporting purposes) equal to $2,000,000, one-half of which ($1,000,000) will consist of a non-statutory stock option and one-half of which ($1,000,000) will consist of RSUs, with each award vesting annually in equal installments over four years.

From time to time, the Board may hold meetings and other related activities in various locations for which the Company pays for the expenses of Outside Directors and their guests (“Meeting Activities”). In addition, the Company may hold, host, or otherwise arrange parties, outings, or other similar entertainment events for which the Company pays for the expenses of Outside Directors and their guests (“Entertainment Events”). The Company may also request that Outside Directors participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays the expenses of Outside Directors and their guests (“Company-sponsored Activities”).

The Company is also authorized to make available, from time to time, for personal use by Outside Directors: tickets to sporting, charity, dining, entertainment, or similar events, as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire; Company-owned vehicles and related driving services; the services of one or more drivers for vehicles other than Company-owned vehicles; and the Company’s Bombardier Global Express XRS aircraft (collectively with additional aircraft that the Company may lease or charter, the “Company Aircraft”). Outside Directors may make personal use of Company Aircraft; provided that (a) all Outside Directors are invited by the Company to travel on the applicable flight and (b) such personal use is in connection with the Outside Director’s participation in one or more (1) Meeting Activities, (2) Entertainment Events to which all Outside Directors have been invited, or (3) Company-sponsored Activities. In addition, Outside Directors may make personal use of Company Aircraft on a “ride-along” basis. The Company also makes available to Outside Directors certain medical, dental, and vision insurance plan benefits that the Company offers to its U.S. employees.

To the extent that any of the arrangements described above, other than fee compensation, result in imputed compensation to an Outside Director, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such Outside Director a tax gross-up in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements, plus (ii) federal and state income and payroll taxes on the taxes that the Outside Director may incur as a result of the payment of taxes by the Company with respect to the imputed compensation.